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                                                                     EXHIBIT 5.1

                               November   , 1997

Board of Directors
Consolidated Stores Corporation
300 Phillipi Road
Columbus, Ohio 43228-0512

Gentlemen:

     Consolidated Stores Corporation, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (the "Registration Statement") relating to an Agreement and Plan of Merger dated as of November 4, 1997 (the "Merger Agreement"), by and among the Company, MBC Consolidated Acquisition Corporation ("Sub"), a Delaware Corporation and a wholly owned subsidiary of the Company, and Mac Frugal's Bargains - Close-outs Inc. ("Mac Frugal's"), whereby Sub will be merged with and into Mac Frugal's, resulting in Mac Frugal's being a wholly owned subsidiary of the Company (the "Merger"). In connection with the Merger, the Company will be registering 28,000,000 shares of common stock, par value $.01 per share (the "Shares").

     You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the Company's Restated Certificate of Incorporation (the "Charter"), the Registration Statement and the related joint proxy statement/prospectus which forms a part of the Registration Statement (the "Prospectus").

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

     We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

     On the basis of and in reliance on the foregoing, we are of the opinion that the Shares, when and if issued and exchanged in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

     The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Prospectus under the heading "Legal Opinions" as counsel for the Company. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                          Very truly yours,

                                          BENESCH, FRIEDLANDER,
                                            COPLAN & ARONOFF LLP